EXHIBIT 99.1

BEVERLY HILLS, Calif., Nov. 20, 2015 (GLOBE NEWSWIRE) -- Barfresh Food Group, Inc. (BRFH), a manufacturer of frozen, ready-to-blend beverages, is providing an update on recent business developments. In addition, the Company is filing its form 10-Q for the quarter ended September 30, 2015, with the SEC today.

Riccardo Delle Coste, the Company’s CEO stated, “We are very pleased to provide you with an update on the exciting developments of the business. On October 28th, we announced that we signed an agreement with PepsiCo North America Beverages, making them our exclusive sales representative in North America. We are incredibly proud to have PepsiCo North America Beverages as our sales representative, and we are already developing joint plans to expand our beverage offerings to a wide range of foodservice and restaurant operators. With the strong foundation we are establishing for our business, we look forward to significant growth for our company, in 2016 and beyond.”

Business Highlights

●         During October we entered into an agreement with PepsiCo North America Beverages, a division of PepsiCo, Inc., making PepsiCo our exclusive sales representative within the food service channel, to present Barfresh’s line of ready-to-blend smoothies and frozen beverages throughout the United States and Canada. The PepsiCo agreement will enable us to drive sales with PepsiCo’s enormous customer base. PepsiCo’s 1,000 + foodservice sales team will work with our sales team to sell, manage and maintain customer relationships.

●         Earlier this month we announced that we had signed a two-year sales agreement to serve bowling centers nationwide. The agreement covers 3,340 bowling centers across America, representing 70% of bowling centers located in the United States. We expect to begin selling through this contract during Q1 of 2016.

●         We continue to expand our exclusive distribution agreement with the nation’s leading food and beverage distributor. Our products have been rolled out to 38 regional locations, up from 30 at our last update in August, 2015, and are now in 21 states, with the addition of North Carolina, South Carolina, Virginia and Kansas. Barfresh was recently selected as one of 16 products to be part of an exclusive innovation platform, where we receive focused sales and marketing efforts and mandatory inventory levels nationwide, incubating our product within the system.

●         We are continuing in-store testing with one of the Nation’s largest food service companies, representing thousands of locations. While this test process is time consuming, we are pleased with the progress and continue to move forward. In addition, during the past few months we have successfully developed customized product flavors for multiple significant national account customers, and have recently received approval to move into in-store testing in select markets during early 2016. We continue to move forward and make progress with national accounts representing 37,000 individual locations.

●         Our core business continues to grow, with sales for the quarter increasing 462% from the year ago quarter, and 35% sequentially, representing the beginning of an important transition in our business.

●         Earlier this week we announced the appointment of Timothy Trant as our Chief Customer Officer. Tim brings over 25 years of experience in the food and beverage industry with PepsiCo. Tim will be responsible for directly leading our growing sales force, expanding upon our growing relationship with the nation’s leading food and beverage distributor, and for establishing and maximizing the opportunity presented by our recently signed agreement with PepsiCo North America Beverages.

Joseph Tesoriero, the Company’s CFO, added, “We are extremely excited about our new agreement with PepsiCo North America Beverages, and are very focused on maximizing this opportunity. Expansion of our manufacturing capabilities is underway, and we expect to realize improvements to our operating margins as our business scales-up in 2016. We continue to be very well positioned to penetrate the frozen beverage category, which is experiencing the most rapid growth of any segment in the beverage industry.”

Conference Call

The conference call to discuss these results is scheduled for today Friday, November 20, 2015, at 7:00 am Pacific Time (10:00 am Eastern Time). Listeners may call (877) 407-9039 in North America, and international listeners may call (201) 689-8470. Participants from the Company will be Riccardo Delle Coste, Founder and CEO, Joseph Cugine, President, and Joseph Tesoriero, CFO.

A telephonic playback will be available from approximately 11:00 am Pacific Time, November 20, 2015, to 11:00 am Pacific Time, December 4, 2015. Listeners in North America can dial (877) 870-5176, and international listeners can dial (858) 384-5517. Passcode is 13625354.

During the call, the Company will reference its investor presentation, which will be posted on the Investors portion of the Company’s website www.barfresh.com.

About Barfresh Food Group

Barfresh Food Group, Inc. (BRFH) is a developer, manufacturer and distributor of ready-to-blend beverages, including smoothies, shakes and frappes, primarily for restaurant chains and the foodservice industry. The company’s proprietary, U.S. patent-pending system uses portion-controlled pre-packaged beverage ingredients that deliver freshly made frozen beverages that are quick, cost efficient, better for you and without waste. PepsiCo North America Beverages, a division of PepsiCo, Inc., is the exclusive sales representative in North America within the food service channel for Barfresh’s full line of beverages. Barfresh has an exclusive distribution partnership with the leading food distributor in North America. For more information, please visit www.barfresh.com/us.

Forward Looking Statements

Except for historical information herein, matters set forth in this press release are forward-looking within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including statements about the Company’s commercial progress and future financial performance. These forward-looking statements are identified by the use of words such as “grow”, “expand”, “anticipate”, “intend”, “estimate”, “believe”, “expect”, “plan”, “should”, “hypothetical”, “potential”, “forecast” and “project”, among others. All statements, other than statements of historical fact, included in the press release that address activities, events or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made based on experience, expected future developments and other factors the Company believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company and may not materialize. Investors are cautioned that any such statements are not guarantees of future performance. The contents of this release should be considered in conjunction with the warnings, risk factors and cautionary statements contained in the Company’s recent filings with the Securities and Exchange Commission, including its Annual Report on Form 10K and Quarterly Report on Form 10Q. Furthermore, the Company does not intend, and is not obligated, to update publicly any forward-looking statements, except as required by law.

Contact:

John Mills

ICR

646-277-1254

John.Mills@icrinc.com